Destiny Media Technologies Inc. Provides Update on Share Consolidation and Normal Course Issuer Bid

VANCOUVER, Sept. 12, 2019 /CNW/ - Destiny Media Technologies Inc. (TSXV:DSY)(OTCQB:DSNY) ("Destiny" or the "Company") is pleased to provide an update further to its news release dated August 21, 2019, regarding the proposed consolidation of its outstanding shares of common stock ("Shares") on the basis of five (5) pre-consolidation Shares for one (1) post-consolidation Share (the "Consolidation") and proposed normal course issuer bid (the "Bid").

The Consolidation received regulatory approval today and will be effective as of market open on September 13, 2019, and the Bid will commence effective September 16, 2019 and terminate on or about September 15, 2020.

Fractional shares issuable in connection with the Consolidation will be rounded as appropriate, and accordingly no fractional Shares will be issued upon the Consolidation. Shareholders holding Shares through brokers, banks or other intermediaries should consult with their broker, bank or other intermediary with respect to their post-Consolidation shareholdings. There will be no change to the Company's stock symbol. Upon completion of the Consolidation, it is expected that there will be a total of approximately 11,002,774 Shares issued and outstanding.

Pursuant to the Bid, the Company may purchase up to a maximum of 550,140 post-Consolidation Shares, representing approximately 5% of the then-outstanding Shares. No more than 2% of the outstanding Shares will be purchased in any 30-day period.

Purchases pursuant to the Bid will be made from time to time by RBC Dominion Securities Inc. on behalf of the Company through the facilities of the TSX Venture Exchange.  Shares purchased will be paid for with cash available from the Company's working capital.  No insiders of the Company intend to participate in the Bid.

About Destiny Media Technologies, Inc.

Destiny provides software as service (SaaS) solutions to businesses in the music industry solving critical problems in distribution and promotion. The core service, Play MPE® (www.plaympe.com), provides promotional music marketing to engaged networks of decision makers in radio, film, TV, and beyond. More information can be found at www.dsny.com.

Forward Looking Information

Certain statements contained in this press release may constitute forward-looking information under applicable securities laws, including statements related to the anticipated outstanding share capital following completion of the Consolidation and the proposed Bid and the number of Shares to be acquired thereunder. This information is based on management's reasonable assumptions and beliefs in light of the information currently available to us and are made as of the date of this news release.

In making the forward‐looking statements included in this news release, the Company has applied several material assumptions, including, but not limited to, the completion of the Consolidation and Bid and that general economic and business conditions will not change in a materially adverse manner. Although the forward-looking information contained in this news release is based upon assumptions that management of the Company believes are reasonable based on currently available information, there can be no assurance that actual results will be consistent with the forward-looking information. Actual results may differ materially from the forward looking information due to known and unknown risks and uncertainties, many of which are beyond the Company's control, including, among other things, general economic conditions; availability of equity and debt financing; the performance of the Shares or the stock exchanges generally; and other risks and factors described from time to time in the documents filed under the Company's profile at www.sedar.com. Readers are urged to consider the risks, uncertainties and assumptions carefully in evaluating the forward-looking information and are cautioned not to place undue reliance on such information. Except as required by applicable securities laws, the Company does not undertake to update or revise publicly any forward-looking information, whether as a result of new information, future events or otherwise, after the date on which the statements are made.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

FOR FURTHER INFORMATION PLEASE CONTACT:

DESTINY MEDIA TECHNOLOGIES INC.

Fred Vandenberg, CEO

Tel: (604) 609 7736 x236